Exhibit 99.2

americold®

EARNINGS RELEASE & FINANCIAL SUPPLEMENT
FOURTH QUARTER 2025

Financial Supplement	Fourth Quarter 2025

Financial Supplement	Fourth Quarter 2025

Corporate Profile
Americold (NYSE: COLD) is a global leader in temperature-controlled logistics and real estate, supporting the safe, efficient movement of food worldwide. With 231 operating facilities across North America, Europe, Asia-Pacific, and South America— totaling approximately 1.4 billion refrigerated cubic feet—we connect producers, processors, distributors, and retailers. Leveraging deep industry expertise, advanced technology, and sustainable practices, Americold delivers reliable cold storage and transportation solutions that create lasting value for customers and communities.
Corporate Headquarters
10 Glenlake Parkway, Suite 600, South Tower
Atlanta, Georgia 30328
Telephone: 678-441-1400
Website: www.americold.com
Senior Management
Robert S. Chambers: Chief Executive Officer and Director
Christopher J. Papa: Chief Financial Officer and Executive Vice President (Effective February 23, 2026)
M. Bryan Verbarendse: President, Americas
Richard C. Winnall: President, International
Nathan H. Harwell: Chief Legal and People Officer and Executive Vice President
R. Scott Henderson: Chief Investment Officer, Executive Vice President **
Michael P. Spires: Chief Information Officer and Executive Vice President
Robert E. Harris, Jr.: Chief Accounting Officer and Senior Vice President
Board of Directors
Mark R. Patterson: Chairman of the Board of Directors
George J. Alburger, Jr.: Director
Kelly H. Barrett: Director
Robert L. Bass: Director
Robert S. Chambers: Chief Executive Officer and Director
Antonio F. Fernandez: Director
Pamela K. Kohn: Director
David J. Neithercut: Director
Andrew P. Power: Director
Joseph E. Reece: Director
Stephen R. Sleigh: Director
Investor Relations
To request more information or to be added to our e-mail distribution list, please visit the investors section of our website: www.americold.com
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

** - Scott Henderson is currently serving as the Company’s Interim Chief Financial Officer until the effective date of Christopher Papa’s employment on February 23, 2026.

Financial Supplement	Fourth Quarter 2025

Analyst Coverage

Firm	Analyst Name	Contact	Email
Baird Equity Research	Nicholas Thillman	414-298-5053	nthillman@rwbaird.com
Bank of America Merrill Lynch	Samir Khanal	646-855-1497	samir.khanal@bofa.com
Barclays	Brendan Lynch	212-526-9428	brendan.lynch@barclays.com
BNP Paribas Exane Research	Nate Crossett	646-725-3716	nate.crossett@exanebnpparibas.com
Citi	Craig Mailman	212-816-4471	craig.mailman@citi.com
Evercore ISI	Steve Sakwa/ Michael Griffin	212-446-9462 / 212-752-0886	steve.sakwa@evercoreisi.com / michael.griffin@evercoreisi.com
Green Street Advisors	Vince Tibone	949-640-8780	vtibone@greenstreet.com
J.P. Morgan	Michael W. Mueller	212-622-6689	michael.w.mueller@jpmorgan.com
KeyBanc	Todd Thomas	917-368-2286	tthomas@key.com
MorningStar Research Services	Kevin Brown	312-244-7664	kevin.brown@morningstar.com
RBC	Michael Carroll	440-715-2649	michael.carroll@rbccm.com
Scotiabank	Greg McGinniss	212-225-6906	greg.mcginniss@scotiabank.com
Truist	Michael R. Lewis	212-319-5659	michael.r.lewis@truist.com
UBS	Michael Goldsmith	212-713-2951	michael.goldsmith@ubs.com
Wells Fargo Securities	Blaine Heck	410-662-2556	blaine.heck@wellsfargo.com
Wolfe Research	Andy Liu	646-582-9257	aliu@wolferesearch.com
Stock Listing Information
The shares of Americold Realty Trust, Inc. are traded on the New York Stock Exchange under the symbol “COLD”.
Credit Ratings

DBRS Morningstar
Credit Rating:	BBB	(Positive Trend)

Fitch
Issuer Default Rating:	BBB	(Stable Outlook)

Moody’s
Issuer Rating:	Baa3	(Stable Outlook)
These credit ratings may not reflect the potential impact of risks relating to the structure or trading of the Company’s securities and are provided solely for informational purposes. Credit ratings are not recommendations to buy, hold or sell any security, and may be revised or withdrawn at any time by the issuing rating agency at its sole discretion. The Company does not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.

Financial Supplement	Fourth Quarter 2025
AMERICOLD ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS
Fourth Quarter AFFO Per Share Increases 3% Year-Over-Year to $0.38/Share

Delivered Continued Improvement in Full-Year Services Margin

Introduces 2026 Key Priorities to Support Future Growth

Atlanta, GA, February 19, 2026 - Americold Realty Trust, Inc. (NYSE: COLD) (the “Company”), is the global leader in temperature-controlled logistics, ensuring safe, efficient food movement worldwide, today announced financial and operating results for the fourth quarter and year ended December 31, 2025.

Rob Chambers, Chief Executive Officer of Americold Realty Trust, stated, “Americold delivered solid fourth‑quarter AFFO per share of $0.38, slightly ahead of expectations in what remains a challenging backdrop across the cold storage industry. Our teams continue to execute well, improving operational performance, advancing our commercial strategy, and delivering on key development milestones around the globe. During the year we expanded our services margin and achieved our long-term 60% target for fixed commitment contracts, while winning new business with some of the world’s most important food producers and retailers. I am proud of how the organization has remained focused on delivering our commitments as we build a stronger foundation for the years ahead.”

“Entering 2026, we have developed a list of key priorities that are designed to position Americold for long‑term future growth. These include taking disciplined steps to strengthen our balance sheet, enhance the profitability of our global real estate portfolio, and focus our capital on customer‑driven development opportunities. At the same time, we are expanding our presence in high‑value retail and store‑support solutions, while broadening our commercial aperture to pursue opportunities in new and adjacent sectors. Our cost‑reduction initiatives are well underway and will help us navigate the ongoing headwinds while we execute against these priorities. With the upcoming addition of Chris Papa as our Chief Financial Officer, we are further bolstering our capabilities as we advance this next phase of our strategy.”

“In this complex environment, we are taking a prudent approach to our 2026 outlook and expect AFFO of $1.20 to $1.30 per share. I believe the actions we are taking behind our key priorities will meaningfully strengthen our company and enhance our long‑term earnings power. Americold’s mission-critical assets, operational excellence, and deep customer relationships continue to differentiate us in the marketplace, and we remain confident in our ability to create sustained value for our shareholders.”

Fourth Quarter 2025 Highlights
•Total revenues of $658.5 million, a 1.2% decrease from $666.4 million in Q4 2024 and a decrease of 1.6% on a constant currency basis.
•Net loss of $88.3 million, or $0.31 loss per diluted share, as compared to a net loss of $0.13 per diluted share in Q4 2024.
•Global Warehouse segment same store revenues decreased 1.1% on an actual basis and decreased 1.5% on a constant currency basis as compared to Q4 2024.
•Global Warehouse same store services margin increased to 13.9% from 12.7% in Q4 2024.
•Global Warehouse segment same store NOI decreased 0.6%, or 0.8% on a constant currency basis, as compared to Q4 2024.
•Adjusted FFO of $108.3 million, or $0.38 per diluted share, a 2.7% increase from Q4 2024 Adjusted FFO per diluted share of $0.37.
•Core EBITDA of $162.9 million, increased $7.3 million, or 4.7% (3.3% on a constant currency basis) from $155.6 million in Q4 2024.
•Core EBITDA margin of 24.7%, increased from 23.3% in Q4 2024.

Financial Supplement	Fourth Quarter 2025
Full Year to Date 2025 Highlights
•Total revenues of $2.6 billion, a 2.4% decrease from $2.7 billion in 2024 and a decrease of 2.3% on a constant currency basis.
•Net loss of $114.5 million, or $0.40 loss per diluted share, as compared to a net loss of $0.33 per diluted share in 2024.
•Global Warehouse segment same store revenues decreased 1.4% on an actual basis and decreased 1.2% on a constant currency basis as compared to 2024.
•Global Warehouse same store services margin increased to 12.8% from 12.3% in 2024.
•Global Warehouse segment same store NOI decreased 2.7%, or 2.5% on a constant currency basis, as compared to 2024.
•Adjusted FFO of $408.3 million, or $1.43 per diluted share, a 2.7% decrease from 2024 Adjusted FFO per diluted share of $1.47.
•Core EBITDA of $617.9 million, decreased $16.2 million, or 2.6% on an actual and constant currency basis from $634.1 million in 2024.
•Core EBITDA margin of 23.7%, decreased from 23.8% in 2024.
2026 Outlook
The table below includes the details of our annual guidance. The Company’s guidance is provided for informational purposes based on current plans and assumptions and is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

February 19, 2026
Warehouse segment same store revenues (constant currency)	$2.20B - $2.27B
Warehouse segment same store NOI (constant currency)	$735M - $785M
Total Company NOI (constant currency)	$780M - $845M
Total selling, general and administrative expense (inclusive of approximately $218M - $228M of core SG&A, $23M - $24M of share-based compensation expense, and $8M-$10M of Project Orion deferred costs amortization)
$250M - $260M
Core EBITDA	$570M - $620M
Interest expense	$170M - $180M
Current income tax expense	$6M - $8M
Total maintenance capital expenditures	$60M - $70M
Adjusted FFO per share	$1.20 - $1.30
Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, February 19, 2026 at 8:00 a.m. Eastern Time to discuss its fourth quarter and full year 2025 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust’s website at www.americold.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.
The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID#13758077. The telephone replay will be available starting shortly after the call until March 5, 2026.
The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.
During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Financial Supplement	Fourth Quarter 2025
Fourth Quarter 2025 Total Company Financial Results
Total revenues for the fourth quarter of 2025 were $658.5 million, a 1.2% decrease from $666.4 million in the same quarter of the prior year, primarily due to lower volumes in the Global Warehouse segment and a decrease in third-party managed services and transportation services revenues.
For the fourth quarter of 2025, Global Warehouse segment revenues were $600.7 million, a decrease of $5.8 million, or 1.0% on an actual basis and 1.3% on a constant currency basis, compared to $606.5 million for the fourth quarter of 2024. This decrease was principally driven by a reduction in economic occupancy of 130 basis points to 76.1% and a reduction in throughput pallets of 4.3% due to a competitive environment, changes in consumer buying habits, and the related change in food production levels. Such changes are due to increasing consumer conservatism, amid an inflationary environment, and increased capacity associated with recent speculative development in the cold storage industry. Such headwinds are partially offset by higher revenue per pallet due to changes in mix and pricing adjustments in the normal course of operations.
Global Warehouse segment contribution net operating income (NOI) was $206.9 million for the fourth quarter of 2025 as compared to $201.4 million for the fourth quarter of 2024, an increase of $5.5 million, or an increase of 2.7% on an actual basis and an increase of 2.5% constant currency basis. Global Warehouse segment margin was 34.4% for the fourth quarter of 2025, a 120 basis point increase compared to the fourth quarter of 2024. The increase in both NOI and margin for the Global Warehouse segment is primarily driven by lower costs of operations due to the exit of certain sites, partially offset by the decrease in warehouse segment revenues.
Total NOI for the fourth quarter of 2025 was $216.9 million, an increase of 2.7% (2.4% increase on a constant currency basis) from the same quarter of the prior year. This increase is primarily related to an increase in warehouse segment NOI which was driven by lower costs of operations, partially offset by a decrease in warehouse revenue both described above. Such decreases in warehouse revenues were partially offset by increases in warehouse revenues and NOI associated with recently completed expansions, developments, and acquisitions.
For the fourth quarter of 2025, the Company reported net loss of $88.3 million, or a net loss of $0.31 per diluted share, compared to a net loss of $36.2 million, or a net loss of $0.13 per diluted share, for the comparable quarter of the prior year. This was primarily driven by the Net loss from sale of real estate of $55.9 million recognized in the fourth quarter of 2025 related to the sale of certain sites, partially offset by the $12.9 million increase in the Total income tax benefit and the same factors driving the increase in NOI mentioned above.
Core EBITDA was $162.9 million for the fourth quarter of 2025, compared to $155.6 million for the comparable quarter of the prior year. This increase (4.7% on an actual basis and 3.3% on a constant currency basis) was primarily driven by the increase in total NOI and the decrease in Selling, general, and administrative costs.
For the fourth quarter of 2025, Core FFO was $102.8 million, or $0.36 per diluted share, compared to $88.6 million, $0.31 per diluted share for the fourth quarter of 2024.
For the fourth quarter of 2025, Adjusted FFO was $108.3 million, or $0.38 per diluted share, compared to $105.9 million, $0.37 per diluted share for the fourth quarter of 2024.
Please see the Company’s supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.
Balance Sheet Activity and Liquidity
As of December 31, 2025, the Company had total liquidity of approximately $935.4 million, including cash and available capacity on its revolving credit facility. Total net debt outstanding was approximately $4.2 billion (inclusive of approximately $194.6 million of financing leases/sale lease-backs and exclusive of unamortized deferred financing fees). Unsecured debt comprises 95.5% of the Company’s total debt as of December 31, 2025. At quarter end, net debt to pro forma Core EBITDA (based on trailing twelve months pro forma Core EBITDA) was approximately 6.8x. The Company’s unsecured debt has a remaining weighted average term of 4.1 years, inclusive of extensions that the Company is expected to utilize, and carries a

Financial Supplement	Fourth Quarter 2025
weighted average contractual interest rate of 4.0%. As of December 31, 2025, approximately 86.6% of the Company’s total debt outstanding was at a fixed rate, inclusive of hedged variable-rate for fixed-rate debt.
Dividend
On December 16, 2025, the Company’s Board of Directors declared a 5% increase in the dividend, as compared to the prior year, to $0.23 per share for the fourth quarter of 2025, which was paid on January 15, 2026 to common stockholders of record as of December 31, 2025.
About the Company
Americold (NYSE: COLD) is a global leader in temperature-controlled logistics and real estate, supporting the safe, efficient movement of food worldwide. With 231 operating facilities across North America, Europe, Asia-Pacific, and South America— totaling approximately 1.4 billion refrigerated cubic feet—we connect producers, processors, distributors, and retailers. Leveraging deep industry expertise, advanced technology, and sustainable practices, Americold delivers reliable cold storage and transportation solutions that create lasting value for customers and communities.
Non-GAAP Measures
We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, NAREIT EBITDAre, Core EBITDA, Core EBITDA margin, net debt to pro-forma Core EBITDA, segment contribution (NOI) and margin, same store revenues and NOI, certain constant currency metrics, and maintenance capital expenditures. Definitions of these non-GAAP metrics are included in our quarterly financial supplement, and reconciliations of these non-GAAP measures to their most comparable US GAAP metrics are included herein. Each of the non-GAAP measures included in this press release has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this press release may not be comparable to similarly titled measures disclosed by other companies, including other REITs.
Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following: failure to execute on growth strategies and opportunities; rising inflationary pressures, increased interest rates and operating costs; national, international, regional and local economic conditions, including impacts and uncertainty from trade disputes and tariffs on goods imported to the United States and goods exported to other countries; periods of economic slowdown or recession; labor and power costs; labor shortages; our relationship with our associates, the occurrence of any work stoppages or any disputes under our collective bargaining agreements and employment related litigation; the impact of supply chain disruptions; risks related to rising construction costs; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns within expected time frames, or at all, in respect thereof; uncertainty of revenues, given the nature of our customer contracts; acquisition risks, including the failure to identify or complete attractive acquisitions or failure to realize the intended benefits from our recent acquisitions; difficulties in expanding our operations into new markets and products; uncertainties and risks related to public health crises; a failure of our information technology systems, systems conversions and integrations, cybersecurity attacks or a breach of our information security systems, networks or processes; risks related to implementation of the new ERP system; risks related to defaults or non-renewals of significant customer contracts; risks related to privacy and data security concerns, and data collection and transfer restrictions and related foreign regulations; changes in applicable governmental regulations and tax legislation; risks related to current and potential international operations and properties; actions by our competitors and their increasing ability to compete with us; changes in foreign currency exchange rates; the potential liabilities, costs and regulatory impacts associated with our in-house trucking services and the potential disruptions associated with our use of third-party trucking service providers for transportation services to our customers; liabilities as a result of our participation in multi-employer pension plans; risks related to the partial ownership of properties, including our JV investment; risks related to natural disasters; adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; changes in real estate and zoning laws and increases in real property tax rates; general economic conditions; risks associated with the ownership of real

Financial Supplement	Fourth Quarter 2025
estate generally and temperature-controlled warehouses in particular; possible environmental liabilities; uninsured losses or losses in excess of our insurance coverage; financial market fluctuations; our failure to obtain necessary outside financing on attractive terms, or at all; risks related to, or restrictions contained in, our debt financings; decreased storage rates or increased vacancy rates; the potential dilutive effect of our common stock offerings, including our ongoing at the market program; the cost and time requirements as a result of our operation as a publicly traded REIT; and our failure to maintain our status as a REIT.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements may contain such words. Examples of forward-looking statements included in this press release include, but are not limited to, those regarding our 2026 outlook and our migration of our customers to fixed commitment storage contracts. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, and other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future except to the extent required by law.
Contacts:
Americold Realty Trust, Inc.
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement	Fourth Quarter 2025
Fourth Quarter and Full Year 2025 Global Warehouse Segment Results
The following tables present revenues, contribution (NOI), margins, and certain operating metrics for our global, same store, and non-same store warehouses for the three months and years ended December 31, 2025 and 2024.

	Three Months Ended December 31,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

TOTAL WAREHOUSE SEGMENT
Global Warehouse revenues:
Rent and storage	$259,021	$258,565	$259,889	(0.3)%	(0.5)%
Warehouse services	341,654	339,864	346,576	(1.4)%	(1.9)%
Total revenues	$600,675	$598,429	$606,465	(1.0)%	(1.3)%
Global Warehouse cost of operations(2):
Power	34,655	34,437	35,271	(1.7)%	(2.4)%
Other facilities costs(3)	59,981	60,015	61,720	(2.8)%	(2.8)%
Labor	246,492	245,295	251,486	(2.0)%	(2.5)%
Other services costs(4)	52,669	52,233	56,561	(6.9)%	(7.7)%
Total warehouse segment cost of operations	$393,797	$391,980	$405,038	(2.8)%	(3.2)%

Global Warehouse contribution (NOI)	$206,878	$206,449	$201,427	2.7%	2.5%
Rent and storage contribution (NOI)(5)	$164,385	$164,113	$162,898	0.9%	0.7%
Services contribution (NOI)(6)	$42,493	$42,336	$38,529	10.3%	9.9%
Global Warehouse margin	34.4%	34.5%	33.2%	120 bps	130 bps
Rent and storage margin(7)	63.5%	63.5%	62.7%	80 bps	80 bps
Warehouse services margin(8)	12.4%	12.5%	11.1%	130 bps	140 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets(9)	4,147	n/a	4,272	(2.9)%	n/a
Average physical occupied pallets(10)	3,574	n/a	3,693	(3.2)%	n/a
Average physical pallet positions(10)	5,451	n/a	5,517	(1.2)%	n/a
Economic occupancy percentage(9)	76.1%	n/a	77.4%	-130 bps	n/a
Physical occupancy percentage(10)	65.6%	n/a	66.9%	-130 bps	n/a
Total rent and storage revenues per average economic occupied pallet	$62.46	$62.35	$60.84	2.7%	2.5%
Total rent and storage revenues per average physical occupied pallet	$72.47	$72.35	$70.37	3.0%	2.8%
Global Warehouse services metrics:
Throughput pallets	8,839	n/a	9,234	(4.3)%	n/a
Total warehouse services revenues per throughput pallet	$38.65	$38.45	$37.53	3.0%	2.5%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses after being considered idle or closed due to an intention to exit. These sites are recognized within Acquisition, cyber incident, and other, net.
(3)Includes real estate rent expense of $7.7 million and $9.0 million for the three months ended December 31, 2025 and 2024, respectively.
(4)Includes non-real estate rent expense (equipment lease and rentals) of $2.2 million and $2.8 million for the three months ended December 31, 2025 and 2024, respectively.
(5)Calculated as warehouse rent and storage revenues less power and other facilities costs.
(6)Calculated as warehouse services revenues less labor and other services costs.
(7)Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.
(8)Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.
(9)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(10)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, for the applicable period.
(n/a = not applicable)

Financial Supplement	Fourth Quarter 2025

	Three Months Ended December 31,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

SAME STORE WAREHOUSE
Number of same store warehouses	219		219
Same store revenues:
Rent and storage	$249,667	$249,215	$252,625	(1.2)%	(1.3)%
Warehouse services	334,569	332,792	338,129	(1.1)%	(1.6)%
Total same store revenues	$584,236	$582,007	$590,754	(1.1)%	(1.5)%
Same store cost of operations(2):
Power	33,083	32,865	34,198	(3.3)%	(3.9)%
Other facilities costs	58,775	58,815	55,788	5.4%	5.4%
Labor	236,469	235,280	242,631	(2.5)%	(3.0)%
Other services costs	51,560	51,126	52,614	(2.0)%	(2.8)%
Total same store cost of operations	$379,887	$378,086	$385,231	(1.4)%	(1.9)%

Same store contribution (NOI)	$204,349	$203,921	$205,523	(0.6)%	(0.8)%
Same store rent and storage contribution (NOI)(3)	$157,809	$157,535	$162,639	(3.0)%	(3.1)%
Same store services contribution (NOI)(4)	$46,540	$46,386	$42,884	8.5%	8.2%
Same store margin	35.0%	35.0%	34.8%	20 bps	20 bps
Same store rent and storage margin(5)	63.2%	63.2%	64.4%	-120 bps	-120 bps
Same store services margin(6)	13.9%	13.9%	12.7%	120 bps	120 bps

Same store rent and storage metrics:
Average economic occupied pallets(7)	4,064	n/a	4,132	(1.6)%	n/a
Average physical occupied pallets(8)	3,500	n/a	3,564	(1.8)%	n/a
Average physical pallet positions(8)	5,182	n/a	5,216	(0.7)%	n/a
Economic occupancy percentage(7)	78.4%	n/a	79.2%	-80 bps	n/a
Physical occupancy percentage(8)	67.5%	n/a	68.3%	-80 bps	n/a
Same store rent and storage revenues per average economic occupied pallet	$61.43	$61.32	$61.14	0.5%	0.3%
Same store rent and storage revenues per average physical occupied pallet	$71.33	$71.20	$70.88	0.6%	0.5%
Same store services metrics:
Throughput pallets	8,684	n/a	9,039	(3.9)%	n/a
Same store warehouse services revenues per throughput pallet	$38.53	$38.32	$37.41	3.0%	2.4%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses after being considered idle or closed due to an intention to exit. These sites are recognized within Acquisition, cyber incident, and other, net.
(3)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(4)Calculated as same store warehouse services revenues less same store labor and other services costs.
(5)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(6)Calculated as same store services contribution (NOI) divided by same store services revenues.
(7)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(8)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, for the applicable period.
(n/a = not applicable)

Financial Supplement	Fourth Quarter 2025

	Three Months Ended December 31,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	9		16
Non-same store revenues:
Rent and storage	$9,354	$9,350	$7,264	n/r	n/r
Warehouse services	7,085	7,072	8,447	n/r	n/r
Total non-same store revenues	$16,439	$16,422	$15,711	n/r	n/r
Non-same store cost of operations(3):
Power	1,572	1,572	1,073	n/r	n/r
Other facilities costs	1,206	1,200	5,932	n/r	n/r
Labor	10,023	10,015	8,855	n/r	n/r
Other services costs	1,109	1,107	3,947	n/r	n/r
Total non-same store cost of operations	$13,910	$13,894	$19,807	n/r	n/r

Non-same store contribution (NOI)	$2,529	$2,528	$(4,096)	n/r	n/r
Non-same store rent and storage contribution (NOI)(4)	$6,576	$6,578	$259	n/r	n/r
Non-same store services contribution (NOI)(5)	$(4,047)	$(4,050)	$(4,355)	n/r	n/r

Non-same store rent and storage metrics:
Average economic occupied pallets(6)	83	n/a	140	n/r	n/a
Average physical occupied pallets(7)	74	n/a	129	n/r	n/a
Average physical pallet positions(7)	269	n/a	301	n/r	n/a
Economic occupancy percentage(6)	30.9%	n/a	46.5%	n/r	n/a
Physical occupancy percentage(7)	27.5%	n/a	42.9%	n/r	n/a
Non-same store rent and storage revenues per average economic occupied pallet	$112.70	$112.65	$51.89	n/r	n/r
Non-same store rent and storage revenues per average physical occupied pallet	$126.41	$126.35	$56.31	n/r	n/r
Non-same store services metrics:
Throughput pallets	155	n/a	195	n/r	n/a
Non-same store warehouse services revenues per throughput pallet	$45.71	$45.63	$43.32	n/r	n/r
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)As of December 31, 2025, the non-same store facility count consists of: 4 sites that are in the recently completed expansion and development phase, 2 facilities where the executive leadership team has approved exits (both of which are leased facilities), 1 facility that we purchased in 2025, 1 recently leased warehouse in Australia, and 1 site that is temporarily idle. Beginning in Q4 2025, sites are removed from the site count if the executive leadership team has approved the exit and the site is vacant as of period end. As of December 31, 2025, there are 4 sites in the development and expansion phase that will be added to the non-same store pool when operations commence.
(3)Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses after being considered idle or closed due to an intention to exit. These sites are recognized within Acquisition, cyber incident, and other, net.
(4)Calculated as non-same store rent and storage revenues less non-same store power and other facilities costs.
(5)Calculated as non-same store warehouse services revenues less non-same store labor and other services costs.
(6)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(7)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, for the applicable period.
(n/a = not applicable)
(n/r = not relevant)

Financial Supplement	Fourth Quarter 2025

	Years Ended December 31,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

TOTAL WAREHOUSE SEGMENT
Global Warehouse revenues:
Rent and storage	$1,031,487	$1,033,888	$1,059,508	(2.6)%	(2.4)%
Warehouse services	1,345,629	1,347,179	1,357,235	(0.9)%	(0.7)%
Total revenues	$2,377,116	$2,381,067	$2,416,743	(1.6)%	(1.5)%
Global Warehouse cost of operations(2):
Power	144,347	144,402	147,453	(2.1)%	(2.1)%
Other facilities costs(3)	237,627	238,382	256,910	(7.5)%	(7.2)%
Labor	989,630	991,487	998,543	(0.9)%	(0.7)%
Other services costs(4)	206,061	205,926	212,124	(2.9)%	(2.9)%
Total warehouse segment cost of operations	$1,577,665	$1,580,197	$1,615,030	(2.3)%	(2.2)%

Global Warehouse contribution (NOI)	$799,451	$800,870	$801,713	(0.3)%	(0.1)%
Rent and storage contribution (NOI)(5)	$649,513	$651,104	$655,145	(0.9)%	(0.6)%
Services contribution (NOI)(6)	$149,938	$149,766	$146,568	2.3%	2.2%
Global Warehouse margin	33.6%	33.6%	33.2%	40 bps	40 bps
Rent and storage margin(7)	63.0%	63.0%	61.8%	120 bps	120 bps
Warehouse services margin(8)	11.1%	11.1%	10.8%	30 bps	30 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets(9)	4,097	n/a	4,304	(4.8)%	n/a
Average physical occupied pallets(10)	3,494	n/a	3,731	(6.4)%	n/a
Average physical pallet positions(10)	5,492	n/a	5,523	(0.6)%	n/a
Economic occupancy percentage(9)	74.6%	n/a	77.9%	-330 bps	n/a
Physical occupancy percentage(10)	63.6%	n/a	67.6%	-400 bps	n/a
Total rent and storage revenues per average economic occupied pallet	$251.77	$252.35	$246.17	2.3%	2.5%
Total rent and storage revenues per average physical occupied pallet	$295.22	$295.90	$283.97	4.0%	4.2%
Global Warehouse services metrics:
Throughput pallets	35,244	n/a	36,509	(3.5)%	n/a
Total warehouse services revenues per throughput pallet	$38.18	$38.22	$37.18	2.7%	2.8%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses after being considered idle or closed due to an intention to exit. These sites are recognized within Acquisition, cyber incident, and other, net.
(3)Includes real estate rent expense of $29.0 million and $35.9 million for the years ended December 31, 2025 and 2024, respectively.
(4)Includes non-real estate rent expense (equipment lease and rentals) of $9.6 million and $12.3 million for the years ended December 31, 2025 and 2024, respectively.
(5)Calculated as warehouse rent and storage revenues less power and other facilities costs.
(6)Calculated as warehouse services revenues less labor and other services costs.
(7)Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.
(8)Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.
(9)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(10)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, for the applicable period.
(n/a = not applicable)

Financial Supplement	Fourth Quarter 2025

	Years Ended December 31,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

SAME STORE WAREHOUSE
Number of same store warehouses	219		219
Same store revenues:
Rent and storage	$990,329	$992,716	$1,019,826	(2.9)%	(2.7)%
Warehouse services	1,311,031	1,312,459	1,314,503	(0.3)%	(0.2)%
Total same store revenues	$2,301,360	$2,305,175	$2,334,329	(1.4)%	(1.2)%
Same store cost of operations(2):
Power	137,549	137,600	139,453	(1.4)%	(1.3)%
Other facilities costs	228,680	229,427	228,579	—%	0.4%
Labor	950,752	952,517	956,908	(0.6)%	(0.5)%
Other services costs	193,012	192,865	195,963	(1.5)%	(1.6)%
Total same store cost of operations	$1,509,993	$1,512,409	$1,520,903	(0.7)%	(0.6)%

Same store contribution (NOI)	$791,367	$792,766	$813,426	(2.7)%	(2.5)%
Same store rent and storage contribution (NOI)(3)	$624,100	$625,689	$651,794	(4.2)%	(4.0)%
Same store services contribution (NOI)(4)	$167,267	$167,077	$161,632	3.5%	3.4%
Same store margin	34.4%	34.4%	34.8%	-40 bps	-40 bps
Same store rent and storage margin(5)	63.0%	63.0%	63.9%	-90 bps	-90 bps
Same store services margin(6)	12.8%	12.7%	12.3%	50 bps	40 bps

Same store rent and storage metrics:
Average economic occupied pallets(7)	3,980	n/a	4,148	(4.1)%	n/a
Average physical occupied pallets(8)	3,396	n/a	3,590	(5.4)%	n/a
Average physical pallet positions(8)	5,195	n/a	5,214	(0.4)%	n/a
Economic occupancy percentage(7)	76.6%	n/a	79.6%	-300 bps	n/a
Physical occupancy percentage(8)	65.4%	n/a	68.9%	-350 bps	n/a
Same store rent and storage revenues per average economic occupied pallet	$248.83	$249.43	$245.86	1.2%	1.5%
Same store rent and storage revenues per average physical occupied pallet	$291.62	$292.32	$284.07	2.7%	2.9%
Same store services metrics:
Throughput pallets	34,526	n/a	35,591	(3.0)%	n/a
Same store warehouse services revenues per throughput pallet	$37.97	$38.01	$36.93	2.8%	2.9%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses after being considered idle or closed due to an intention to exit. These sites are recognized within Acquisition, cyber incident, and other, net.
(3)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(4)Calculated as same store warehouse services revenues less same store labor and other services costs.
(5)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(6)Calculated as same store services contribution (NOI) divided by same store services revenues.
(7)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(8)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, for the applicable period.
(n/a = not applicable)

Financial Supplement	Fourth Quarter 2025

	Years Ended December 31,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	9		16
Non-same store revenues:
Rent and storage	$41,158	$41,172	$39,682	n/r	n/r
Warehouse services	34,598	34,720	42,732	n/r	n/r
Total non-same store revenues	$75,756	$75,892	$82,414	n/r	n/r
Non-same store cost of operations(3):
Power	6,798	6,802	8,000	n/r	n/r
Other facilities costs	8,947	8,955	28,331	n/r	n/r
Labor	38,878	38,970	41,635	n/r	n/r
Other services costs	13,049	13,061	16,161	n/r	n/r
Total non-same store cost of operations	$67,672	$67,788	$94,127	n/r	n/r

Non-same store contribution (NOI)	$8,084	$8,104	$(11,713)	n/r	n/r
Non-same store rent and storage contribution (NOI)(4)	$25,413	$25,415	$3,351	n/r	n/r
Non-same store services contribution (NOI)(5)	$(17,329)	$(17,311)	$(15,064)	n/r	n/r

Non-same store rent and storage metrics:
Average economic occupied pallets(6)	117	n/a	156	n/r	n/a
Average physical occupied pallets(7)	98	n/a	141	n/r	n/a
Average physical pallet positions(7)	297	n/a	309	n/r	n/a
Economic occupancy percentage(6)	39.4%	n/a	50.5%	n/r	n/a
Physical occupancy percentage(7)	33.0%	n/a	45.6%	n/r	n/a
Non-same store rent and storage revenues per average economic occupied pallet	$351.78	$351.90	$254.37	n/r	n/r
Non-same store rent and storage revenues per average physical occupied pallet	$419.98	$420.12	$281.43	n/r	n/r
Non-same store services metrics:
Throughput pallets	718	n/a	918	n/r	n/a
Non-same store warehouse services revenues per throughput pallet	$48.19	$48.36	$46.55	n/r	n/r
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)As of December 31, 2025, the non-same store facility count consists of: 4 sites that are in the recently completed expansion and development phase, 2 facilities where the executive leadership team has approved exits (both of which are leased facilities), 1 facility that we purchased in 2025, 1 recently leased warehouse in Australia, and 1 site that is temporarily idle. Beginning in Q4 2025, sites are removed from the site count if the executive leadership team has approved the exit and the site is vacant as of period end. As of December 31, 2025, there are 4 sites in the development and expansion phase that will be added to the non-same store pool when operations commence.
(3)Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses after being considered idle or closed due to an intention to exit. These sites are recognized within Acquisition, cyber incident, and other, net.
(4)Calculated as non-same store rent and storage revenues less non-same store power and other facilities costs.
(5)Calculated as non-same store warehouse services revenues less non-same store labor and other services costs.
(6)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(7)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, for the applicable period.
(n/a = not applicable)
(n/r = not relevant)

Financial Supplement	Fourth Quarter 2025
Financial Information

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	December 31, 2025	December 31, 2024
Assets
Property, buildings, and equipment:
Land	$818,606	$806,981
Buildings and improvements	4,798,286	4,462,565
Machinery and equipment	1,612,744	1,598,502
Assets under construction	756,798	606,233
	7,986,434	7,474,281
Accumulated depreciation	(2,641,241)	(2,453,597)
Property, buildings, and equipment – net	5,345,193	5,020,684

Operating leases - net	179,935	222,294
Financing leases - net	157,936	104,216

Cash, cash equivalents, and restricted cash	136,863	47,652
Accounts receivable – net of allowance of $16,396 and $24,426 at December 31, 2025 and 2024, respectively	368,521	386,924
Identifiable intangible assets – net	819,494	838,660
Goodwill	828,335	784,042
Investments in and advances to partially owned entities	39,231	40,252
Other assets	246,090	291,230
Total assets	$8,121,598	$7,735,954

Liabilities and Equity
Liabilities
Borrowings under revolving line of credit	$332,111	$255,052
Accounts payable and accrued expenses	574,059	603,411
Senior unsecured notes and term loans – net of deferred financing costs of $16,001 and $13,882 at December 31, 2025 and 2024, respectively	3,792,123	3,031,462
Sale-leaseback financing obligations	42,352	79,001
Financing lease obligations	152,262	95,784
Operating lease obligations	179,965	219,099
Unearned revenues	20,169	21,979
Deferred tax liability - net	98,591	115,772
Other liabilities	7,953	7,389
Total liabilities	5,199,585	4,428,949

Equity
Stockholders' equity:
Common stock, $0.01 par value per share – 500,000,000 authorized shares; 284,871,943 and 284,265,041 shares issued and outstanding at December 31, 2025 and 2024, respectively	2,848	2,842
Paid-in capital	5,664,195	5,646,879
Accumulated deficit and distributions in excess of net earnings	(2,719,408)	(2,341,654)
Accumulated other comprehensive loss	(63,190)	(27,279)
Total stockholders’ equity	2,884,445	3,280,788
Noncontrolling interests	37,568	26,217
Total equity	2,922,013	3,307,005
Total liabilities and equity	$8,121,598	$7,735,954

Financial Supplement	Fourth Quarter 2025

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Revenues:
Rent, storage, and warehouse services	$600,675	$606,465	$2,377,116	$2,416,743
Transportation services	48,297	49,875	188,230	209,129
Third-party managed services	9,481	10,095	36,500	40,669
Total revenues	658,453	666,435	2,601,846	2,666,541
Operating expenses:
Rent, storage, and warehouse services cost of operations	393,797	405,038	1,577,665	1,615,030
Transportation services cost of operations	40,783	42,165	156,984	172,606
Third-party managed services cost of operations	7,019	8,042	27,811	32,178
Depreciation and amortization	99,895	89,711	367,362	360,817
Selling, general, and administrative	62,350	66,576	269,474	255,118
Acquisition, cyber incident, and other, net	26,201	33,144	103,893	77,169
Impairment of long-lived assets	41,796	30,173	47,099	33,126
Net loss (gain) from sale of real estate	55,941	—	44,324	(3,514)
Total operating expenses	727,782	674,849	2,594,612	2,542,530

Operating (loss) income	(69,329)	(8,414)	7,234	124,011

Other (expense) income:
Interest expense	(39,483)	(34,458)	(147,776)	(135,323)
Loss on debt extinguishment and termination of derivative instruments	—	—	—	(116,082)
Loss from investments in partially owned entities	(373)	(682)	(2,112)	(3,702)
Other, net	327	47	6,921	27,919
Loss before income taxes	(108,858)	(43,507)	(135,733)	(103,177)

Income tax (expense) benefit:
Current income tax	(2,069)	386	(6,133)	(4,782)
Deferred income tax	22,017	6,712	26,584	13,210
Total income tax benefit	19,948	7,098	20,451	8,428

Net loss	$(88,910)	$(36,409)	$(115,282)	$(94,749)
Net loss attributable to noncontrolling interests	(569)	(194)	(734)	(436)
Net loss attributable to Americold Realty Trust, Inc.	$(88,341)	$(36,215)	$(114,548)	$(94,313)

Weighted average common stock outstanding – basic	286,104	284,938	285,742	284,782
Weighted average common stock outstanding – diluted	286,104	284,938	285,742	284,782

Net loss per common share - basic	$(0.31)	$(0.13)	$(0.40)	$(0.33)
Net loss per common share - diluted	$(0.31)	$(0.13)	$(0.40)	$(0.33)

Financial Supplement	Fourth Quarter 2025

Reconciliation of Net Loss to NAREIT FFO, Core FFO, and Adjusted FFO
(In thousands, except per share amounts)
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Net loss(1)	$(88,910)	$(36,409)	$(115,282)	$(94,749)
Adjustments:
Real estate related depreciation	63,319	56,620	228,424	225,388
Net loss (gain) from sale of real estate	55,941	—	44,324	(3,514)
Net loss on real estate related asset disposals	88	264	102	330
Impairment charges on certain real estate assets	41,796	18,032	45,612	20,985
Our share of reconciling items related to partially owned entities	247	314	894	1,144
NAREIT FFO	$72,481	$38,821	$204,074	$149,584
Adjustments:
Net loss (gain) on sale of non-real estate related assets	2,404	775	2,494	(236)
Acquisition, cyber incident, and other, net	26,201	33,144	103,893	77,169
Impairment of long-lived assets (excluding certain real estate assets)	—	12,141	1,487	12,141
Loss on debt extinguishment and termination of derivative instruments	—	—	—	116,082
Foreign currency exchange loss (gain)	732	1,766	1,408	(8,833)
Gain on legal settlement related to prior period operations	—	—	—	(6,104)
Project Orion and other software related deferred costs amortization	947	1,791	16,596	4,182
Our share of reconciling items related to partially owned entities	—	116	145	805
Gain from sale of partially owned entity	—	—	(2,420)	—
Core FFO	$102,765	$88,554	$327,677	$344,790
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,467	1,445	5,869	5,329
Amortization of below/above market leases	360	354	1,441	1,445
Straight-line rent adjustment	63	335	288	1,612
Deferred income tax benefit	(22,017)	(6,712)	(26,584)	(13,210)
Stock-based compensation expense(2)	3,929	6,335	22,922	25,274
Non-real estate depreciation and amortization	36,576	33,091	138,938	135,429
Maintenance capital expenditures(3)	(14,908)	(17,596)	(62,554)	(80,951)
Our share of reconciling items related to partially owned entities	45	136	277	671
Adjusted FFO	$108,280	$105,942	$408,274	$420,389
(1)Net loss used in the calculation of the Adjusted FFO reconciliation represents Net loss before adjustment for Net loss attributable to noncontrolling interests.
(2)Stock-based compensation expense excludes any non-routine stock compensation expense associated with certain employee awards, which are recognized within Acquisition, cyber incident, and other, net.
(3)Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

Financial Supplement	Fourth Quarter 2025

Reconciliation of Net Loss to NAREIT FFO, Core FFO, and Adjusted FFO (continued)
(In thousands, except per share amounts)
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
NAREIT FFO	$72,481	$38,821	$204,074	$149,584
Core FFO	$102,765	$88,554	$327,677	$344,790
Adjusted FFO	$108,280	$105,942	$408,274	$420,389

Reconciliation of weighted average shares:
Weighted average basic shares for net income calculation	286,104	284,938	285,742	284,782
Dilutive stock options and unvested restricted stock units	104	434	163	403
Weighted average dilutive shares	286,208	285,372	285,905	285,185

NAREIT FFO - basic per share	$0.25	$0.14	$0.71	$0.53
NAREIT FFO - diluted per share	$0.25	$0.14	$0.71	$0.52

Core FFO - basic per share	$0.36	$0.31	$1.15	$1.21
Core FFO - diluted per share	$0.36	$0.31	$1.15	$1.21

Adjusted FFO - basic per share	$0.38	$0.37	$1.43	$1.48
Adjusted FFO - diluted per share	$0.38	$0.37	$1.43	$1.47

Financial Supplement	Fourth Quarter 2025

Reconciliation of Net Loss to NAREIT EBITDAre and Core EBITDA
(In thousands)
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Net loss(1)	$(88,910)	$(36,409)	$(115,282)	$(94,749)
Adjustments:
Depreciation and amortization	99,895	89,711	367,362	360,817
Interest expense	39,483	34,458	147,776	135,323
Income tax benefit	(19,948)	(7,098)	(20,451)	(8,428)
Net loss (gain) from sale of real estate	55,941	—	44,324	(3,514)
Adjustment to reflect share of EBITDAre of partially owned entities	499	1,461	3,273	5,909
NAREIT EBITDAre	$86,960	$82,123	$427,002	$395,358
Adjustments:
Acquisition, cyber incident, and other, net	26,201	33,144	103,893	77,169
Loss from investments in partially owned entities	373	682	2,112	3,702
Impairment of long-lived assets	41,796	30,173	47,099	33,126
Foreign currency exchange loss (gain)	732	1,766	1,408	(8,833)
Stock-based compensation expense(2)	3,929	6,335	22,922	25,274
Loss on debt extinguishment and termination of derivative instruments	—	—	—	116,082
Net loss on real estate related asset disposals	88	264	102	330
Net loss (gain) on sale of non-real estate related assets	2,404	775	2,494	(236)
Gain on legal settlement related to prior period operations	—	—	—	(6,104)
Project Orion and other software related deferred costs amortization	947	1,791	16,596	4,182
Reduction in EBITDAre from partially owned entities	(499)	(1,461)	(3,273)	(5,909)
Gain from sale of partially owned entity	—	—	(2,420)	—
Core EBITDA	$162,931	$155,592	$617,935	$634,141

Total revenues	$658,453	$666,435	$2,601,846	$2,666,541
Core EBITDA margin	24.7%	23.3%	23.7%	23.8%
(1)Net loss used in the calculation of the Core EBITDA reconciliation represents Net loss before adjustment for Net loss attributable to noncontrolling interests.
(2)Stock-based compensation expense excludes any non-routine stock compensation expense associated with certain employee awards, which are recognized within Acquisition, cyber incident, and other, net.

Financial Supplement	Fourth Quarter 2025

Debt Detail and Maturities
	As of December 31, 2025
Indebtedness(1): (In thousands)	Carrying Value	Contractual Interest Rate(2)	Effective Interest Rate(3)	Maturity Date(4)
Senior Unsecured Revolving Credit Facility - USD(5)	$—	SOFR + 0.84%	—%	08/2027
Senior Unsecured Revolving Credit Facility - C$98M(5)	71,400	CORRA + 0.84%	4.16%	08/2027
Senior Unsecured Revolving Credit Facility - A$207.5M(5)	138,469	BBSW + 0.84%	5.16%	08/2027
Senior Unsecured Revolving Credit Facility - €70.5M(5)	82,812	EURIBOR + 0.84%	3.46%	08/2027
Senior Unsecured Revolving Credit Facility - NZ$68.5M(5)	39,430	BKBM + 0.84%	4.02%	08/2027
2025 Term Loan - USD(6)	250,000	SOFR + 0.95%	4.71%	12/2026
Senior Unsecured Term Loan A Facility Tranche A-1 - USD(7)	375,000	SOFR + 0.94%	4.49%	08/2027
Senior Unsecured Term Loan A Facility Tranche A-2 - C$250M	182,144	CORRA + 0.94%	4.80%	01/2028
Senior Unsecured Term Loan A Facility Tranche A-3 - USD	270,000	SOFR + 0.94%	4.28%	01/2028
Private Series A Unsecured Notes - USD(8)	200,000	4.68%	4.77%	01/2026
Private Series B Unsecured Notes - USD	400,000	4.86%	4.92%	01/2029
Private Series C Unsecured Notes - USD	350,000	4.10%	4.15%	01/2030
Private Series D Unsecured Notes - €400M	469,856	1.62%	1.67%	01/2031
Private Series E Unsecured Notes - €350M	411,124	1.65%	1.70%	01/2033
Public 5.600% Notes - USD	400,000	5.60%	5.70%	05/2032
Public 5.409% Notes - USD	500,000	5.41%	5.51%	09/2034
Total Unsecured Debt	$4,140,235	4.01%	4.16%	4.1 years
Sale-leaseback financing obligations	42,352	10.12%
Financing lease obligations	152,262	5.00%
Total Secured Debt	$194,614	6.11%

Total Debt Outstanding	$4,334,849	4.10%
Less: unamortized deferred financing costs(9)	(16,001)
Total Book Value of Debt	$4,318,848

Rate Type:	December 31, 2025	% of Total
Fixed(10)	$3,752,738	86.6%
Variable-unhedged	582,111	13.4%
Total Debt Outstanding	$4,334,849	100%

Debt Type:	December 31, 2025	% of Total
Unsecured	$4,140,235	95.5%
Secured	194,614	4.5%
Total Debt Outstanding	$4,334,849	100%

Capitalization:	December 31, 2025
Total Debt Outstanding	$4,334,849
Less: Cash, cash equivalents and restricted cash	(136,863)
Net Debt	$4,197,986
Pro forma Core EBITDA - last twelve months(12)	$619,576
Net Debt to Pro Forma Core EBITDA	6.8x

Enterprise Value:	December 31, 2025
Fully Diluted Common Stock(11)	288,409
Common Stock Share Price	$12.86
Market Value of Common Equity	$3,708,940
Net Debt	$4,197,986
Total Enterprise Value	$7,906,926
(1)Borrowing currency and value presented in caption unless USD denominated.
(2)As of December 31, 2025, for the Senior Unsecured Revolving Credit Facility, the adjusted daily CORRA rate was 2.60% (which includes an adjustment of 0.30%), the one-month BBSW rate was 3.60%, the one-month EURIBOR rate was 1.90%, and the one-month weighted average BKBM rate was 2.46%. As of December 31, 2025, the daily SOFR rate was 3.68% for the 2025 Term Loan. Our Senior Unsecured Term Loan A Facility Tranche A-1 is hedged at a weighted average rate of 4.29%. Our Senior Unsecured Term Loan A Facility Tranche A-2 is hedged at a rate of 4.53%. Our Senior Unsecured Term Loan A Facility Tranche A-3 is hedged at a rate of 4.09%.
(3)All effective interest rates presented include the amortization of deferred financing costs. The $375.0 million Senior Unsecured Term Loan A Facility Tranche A-1, the C$250.0 million Senior Unsecured Term Loan A Facility Tranche A-2, and the $270.0 million Senior Unsecured Term Loan A Facility Tranche A-3 are all based on the hedged rates. The effective interest rate of Total Unsecured Debt is calculated using the weighted average of the stated effective interest rates of the individual borrowings.
(4)Maturity date represents the remaining weighted average life of the debt and assumes the exercise of extension options on the Senior Unsecured Revolving Credit Facility, the 2025 Term Loan, and the Senior Unsecured Term A Facility Loan Tranche A-1 (see below).
(5)The Senior Unsecured Revolving Credit Facility maturity date assumes two six-month extension options past the contractual maturity date of August of 2026. The borrowing capacity as of December 31, 2025 is $1.2 billion less $19.4 million of outstanding letters of credit. The effective interest rates shown reflect deferred financing costs allocated on a pro rata basis over the outstanding balances.
(6)We entered into the 2025 Term Loan in December 2025. The maturity date assumes one six-month extension option past the original contractual maturity date in June of 2026.
(7)The Senior Unsecured Term Loan A Facility Tranche A-1 maturity date assumes two twelve-month extension options past the original contractual maturity date in August of 2025. In June 2025, the Company exercised the first of the two available twelve-month extension options, extending the maturity date to August of 2026. The Company retains the right to exercise the second twelve-month extension option.
(8)The Private Series A Unsecured Notes were repaid in full on the stated maturity date of January 8, 2026.
(9)Excludes unamortized deferred financing costs for the Senior Unsecured Revolving Credit Facility, which are recognized within Other assets.
(10)The total includes borrowings with a variable interest rate that have been effectively hedged through interest rate swaps.
(11)The fully diluted Common Stock presented herein is unweighted and assumes a payout at target for all unvested performance based awards.
(12)Calculated as Core EBITDA for the last twelve months plus pro forma adjustments of $1.6 million. Pro Forma adjustments consist of (1) inclusion of Core EBITDA from the Houston acquisition for the period from January 1, 2025 to Americold’s acquisition date and (2) exclusion of Core EBITDA for the last twelve months for the sites divested during the twelve months ended December 31, 2025.

Financial Supplement	Fourth Quarter 2025
Interest Expense & Debt Covenants

Interest Expense Summary
(In thousands)	Current Rate(1)	Maturity(2)	Interest Expense for the Three Months Ended December 31, 2025	Interest Expense for the Year Ended December 31, 2025
Senior Unsecured Revolving Credit Facility	S + 0.84%	08/2027	$4,895	$17,518
Senior Unsecured Term Loan Facilities	Various	Various	9,059	35,647
Private Placement Notes	Various	Various	14,354	57,020
Public 5.600% Notes	5.60%	05/2032	5,554	16,539
Public 5.409% Notes	5.41%	09/2034	6,761	27,045
Sale-leaseback financing obligations	10.12%	Various	1,901	8,004
Financing lease obligations	5.00%	Various	2,033	5,633
Interest Expense on Total Debt Outstanding			$44,557	$167,406
Capitalized interest			(5,921)	(25,291)
Amortization of deferred financing costs			1,288	5,691
Other			(441)	(30)
Total Interest Expense			$39,483	$147,776
(1)S represents multiple foreign-denominated floating benchmark borrowing rates. Refer to our Debt Details and Maturities section of our quarterly supplement for further details.
(2)Assumes exercise of extension option under the Senior Unsecured Revolving Credit Facility. Refer to our Debt Details and Maturities section of our quarterly supplement for further details.

Debt Covenant Performance for Public Notes as of December 31, 2025
	Required	Result
Maintenance of total unencumbered assets	≥ 150%	267%
Limitation on total debt	≤ 60%	34%
Limitation on secured debt	≤ 40%	2%
Interest coverage test	≥ 1.5x	3.5x

Financial Supplement	Fourth Quarter 2025
Acquisition, Cyber Incident, and Other, Net
This caption represents certain corporate costs that are highly variable from period to period and will be further detailed in our Annual Report on Form 10-K.

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Acquisition, cyber incident, and other, net	(In thousands)
Closed site costs, excluding severance(1)	$6,029	$3,419	$21,878	$5,102
Orion - transformation related costs (non-capitalizable costs)(1)(2)	5,236	7,213	30,773	21,147
Acquisition and integration related costs(1)	5,135	5,194	9,310	8,906
Severance costs(1)	3,687	2,035	7,659	6,608
Other, net(1)	2,416	3,482	17,172	3,576
Orion - Oracle related costs (non-capitalizable costs)(1)(2)	2,080	9,581	12,292	37,040
Cyber incident related costs, net of insurance recoveries	1,618	2,220	4,809	(5,210)
Total acquisition, cyber incident, and other, net	$26,201	$33,144	$103,893	$77,169
(1)Certain prior period amounts have been reclassified to conform to the current period presentation.
(2)Beginning with the year ended December 31, 2025, the Company has presented Orion - transformation related costs (non-capitalizable costs) and Orion - Oracle related costs (non-capitalizable costs) separately within the table above.

Financial Supplement	Fourth Quarter 2025
Operations Overview
Global Warehouse Portfolio
The Company defines its warehouse categories as follows:
•Production Advantaged: Primarily focused on solutions for customer’s production facilities.
•Forward Distribution: Primarily focused on strategic inventory positioning close to end consumers in key metro markets.
•Retail Distribution: Primarily focused on retail support solutions serving grocery and food service customers, such as quick serve restaurants (“QSR”).
•Port: Primarily focused on import and export solutions with close proximity to port locations.
_______________________________________________
(1)Warehouse categories are determined by primary service offering at the locations.

Financial Supplement	Fourth Quarter 2025

Fixed Commitment and Lease Maturity Schedules
The following table sets forth a summary schedule of the expirations for any defined contracts featuring fixed storage commitments and leases in effect as of December 31, 2025. Note that month to month contracts include expired contracts that are assumed to continue as month to month agreements until renewal or notice of intention to vacate.

Contract Expiration Year	Number of Contracts	Annualized Committed Rent & Storage Revenues(1)	% of Total Warehouse Segment Rent & Storage Revenues for the twelve months ended December 31, 2025(1)
(Dollars in thousands)
Month-to-Month	192	$109,178	10.7%
2026	212	182,122	17.9%
2027	93	79,255	7.8%
2028	76	86,027	8.4%
2029	19	40,389	4.0%
2030+	31	107,910	10.5%
Total	623	$604,881	59.3%
(1)Excludes revenues associated with sites that were idled and/or exited during the period.

The following table sets forth a summary schedule of the expirations of our facility leased warehouses and other leases pursuant to which we lease space to third parties in our warehouse portfolio, in each case, in place as of December 31, 2025. These leases had a weighted average remaining term of approximately 39 months as of December 31, 2025.

Lease Expiration Year	No. of Leases Expiring	Annualized Rent(1)(2)	% of Total Warehouse Rent & Storage Segment Revenues for the twelve months ended December 31, 2025(2)	Leased Square Footage
(Dollars in thousands)
Month-to-Month	7	$592	0.1%	24
2026	69	14,266	1.4%	951
2027	24	6,146	0.6%	516
2028	29	11,063	1.1%	1,401
2029	8	5,398	0.5%	331
2030+	14	14,741	1.4%	748
Total	151	$52,206	5.1%	3,971
(1)Represents monthly rental payments under the relevant leases as of December 31, 2025, multiplied by 12.
(2)Excludes revenues associated with sites that were idled and/or exited during the period.

Financial Supplement	Fourth Quarter 2025

Capital Expenditures
Maintenance Capital Expenditures are capitalized funds used to uphold and extend the useful life of assets, resulting in future economic benefits. These expenditures relate to routine and recurring maintenance that are essential to sustain current operations. This includes the cost to purchase and install, repair, or construct assets when it results in a useful life longer than one year and the cost per asset is over a de minimis threshold. Examples include roof repairs, refrigeration equipment refurbishment, racking system repairs, expenditures on material handling equipment and maintenance on existing servers.
External Growth Capital Expenditures refer to investments to expand our operations and enhance market position through mergers and acquisitions. External growth strategies rely on leveraging external assets and synergies to drive value creation and achieve strategic objectives. The Company completed the Houston acquisition on March 17, 2025 for total cash consideration of $108.4 million. The strategic benefits of the acquisition include the ability to accommodate a significant high-turn retail fixed committed customer.
Expansion, Development, and Integration Capital Expenditures refer to investments to enhance our existing operations and increase storage capacity. Examples of capital expenditures associated with expansion and development are warehouse expansions and greenfield developments. Such capital expenditures also include integrating operational systems, rebranding, and upgrading infrastructure to our standards associated with recent mergers and acquisitions.
Organic Growth Capital Expenditures refer to investments with a focus on internal development through existing resources and capabilities. Organic growth strategies focus on utilizing internal resources and synergies to meet strategic goals. Examples of capital expenditures associated with organic growth are pallet position expansion and expansion of drop lots.
Technological Upgrades and Enhancements refer to investments aimed at improving our technological infrastructure, investments in hardware, software, and systems that automate processes, enhance data analytics, and improve cyber security. In addition, this category includes sustainability initiatives and other asset modernization projects such as installation of LED lighting and solar panels.
The following table sets forth our total capital expenditures for the three months and years ended December 31, 2025 and 2024.

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024(1)	2025	2024(1)
	(In thousands)
Maintenance	$14,908	$17,596	$62,554	$80,951
External growth	—	—	108,448	—
Expansion, development, and integration(2)	59,805	58,080	360,063	128,729
Organic growth	31,161	27,367	143,287	84,532
Technological upgrades and enhancements	10,347	7,015	23,715	15,478
Total capital expenditures(3)	$116,221	$110,058	$698,067	$309,690
(1)Certain prior period amounts have been reclassified to conform to the current period presentation.
(2)Expansion and development capital expenditures include spend for sites in the recently completed expansion and development phase that are included in our non-same store pool, external integration capital expenditures associated with recent acquisitions in the non-same store pool, and any other expansion and development sites that are in progress that will be added to our non-same store pool when operations commence.
(3)Capital expenditures in the Consolidated Statements of Cash Flows for the year ended December 31, 2025 include $32.5 million of costs accrued as of December 31, 2024 and paid during the year ended December 31, 2025. Such expenditures exclude $40.8 million of costs accrued during the year ended December 31, 2025 that will be paid in a future period.
We incurred capitalized interest of $5.9 million and $5.4 million for the three months ended December 31, 2025 and 2024, respectively, and $25.3 million and $17.6 million for the years ended December 31, 2025 and 2024, respectively, which is included in the capital expenditures noted in the table above.

Financial Supplement	Fourth Quarter 2025
External Growth and Capital Deployment

Expansions, Developments, and Acquisitions Completed Within the Last 36 Months and In Process
Project Vintage (Months)	Project Count	Square Feet (In millions)	Cubic Feet (In millions)	Pallet Positions (In thousands)	Cost (In millions)(1)	Remaining Spend	LTM NOI (In millions)(4)	Estimated Stabilized NOI (In millions)	Stabilized NOI Achieved(2)	Estimated Stabilized ROIC(3)
25-36	5	1.2	37.3	126	$424	—	$21	$41	51%	10%
13-24	1	0.4	12.1	31	205	—	(3)	22	(14)%	11%
1-12	2	0.6	28.1	59	206	—	(1)	25	(4)%	12%
1-36	8	2.2	77.5	216	$835	$—	$17	$88	19%	11%

In Process(5)	5	0.9	43.5	137	$299	$120	$1	$51	2%	12%

Total	13	3.1	121.0	353	$1,134	$120	$18	$139	13%	11%

Incremental NOI from Expansions, Developments, & Acquisitions
Estimated Stabilized NOI		LTM NOI Achieved		Incremental NOI
$139	-	$18	=	$121

Completed Projects by Q4 2025 Same Store Classification
	Project Count	LTM NOI
Same Store Warehouse	4	$6
Non-Same Store Warehouse	5	$12
Total	9	$18
(1)Cost represents costs incurred as of December 31, 2025, inclusive of capitalized internal labor, travel, and interest.
(2)Percentage of last twelve months net operating income divided by stabilized net operating income.
(3)Defined as stabilized net operating income divided by total cost.
(4)Defined as last twelve months of revenues less cost of operations excluding any Depreciation and amortization, corporate-level Selling, general, and administrative; Acquisition, cyber incident, and other, net, Impairment of long-lived assets, Net loss (gain) from sale of real estate, and all components of Other (expense) income.
(5)Includes 4 sites that are in the development and expansion phase that will be added to the non-same store pool when operations commence and 1 facility which we purchased in 2025 that is included in our non-same store pool.

Financial Supplement	Fourth Quarter 2025
Other Supplemental Information
Same Store Historical Performance Trend - The following table reflects the actual results of our current same store pool, in USD, for the respective periods.

(Dollars in thousands)(1)	Q4 25	Q3 25	Q2 25	Q1 25	Q4 24	Q3 24	Q2 24	Q1 24
Number of same store warehouses	219	219	219	219	219	219	219	219
Same store revenues:
Rent and storage	$249,667	$249,826	$246,433	$244,403	$252,625	$254,577	$257,635	$254,989
Warehouse services	334,569	335,875	325,819	314,768	338,129	338,916	321,685	315,773
Total same store revenues	$584,236	$585,701	$572,252	$559,171	$590,754	$593,493	$579,320	$570,762
Same store cost of operations(2):
Power	33,083	40,054	33,907	30,505	34,198	39,817	34,917	30,521
Other facilities costs	58,775	56,034	56,942	56,929	55,788	61,042	55,620	56,129
Labor	236,469	242,988	236,904	234,391	242,631	244,737	234,858	234,682
Other services costs	51,560	51,451	45,304	44,697	52,614	47,569	46,747	49,033
Total same store cost of operations	$379,887	$390,527	$373,057	$366,522	$385,231	$393,165	$372,142	$370,365

Same store contribution (NOI)	$204,349	$195,174	$199,195	$192,649	$205,523	$200,328	$207,178	$200,397
Same store rent and storage contribution (NOI)(3)	$157,809	$153,738	$155,584	$156,969	$162,639	$153,718	$167,098	$168,339
Same store services contribution (NOI)(4)	$46,540	$41,436	$43,611	$35,680	$42,884	$46,610	$40,080	$32,058

Same store margin	35.0%	33.3%	34.8%	34.5%	34.8%	33.8%	35.8%	35.1%
Same store rent and storage margin(5)	63.2%	61.5%	63.1%	64.2%	64.4%	60.4%	64.9%	66.0%
Same store services margin(6)	13.9%	12.3%	13.4%	11.3%	12.7%	13.8%	12.5%	10.2%

Same store rent and storage metrics:
Economic occupancy
Average economic occupied pallets(7)	4,064	3,926	3,929	4,001	4,132	4,078	4,160	4,223
Economic occupancy percentage(7)	78.4%	75.6%	75.6%	76.8%	79.2%	78.2%	79.8%	81.0%
Same store rent and storage revenues per average economic occupied pallet	$61.43	$63.63	$62.72	$61.09	$61.14	$62.43	$61.93	$60.38

Physical occupancy
Average physical occupied pallets(8)	3,500	3,348	3,344	3,391	3,564	3,534	3,599	3,661
Average physical pallet positions(8)	5,182	5,190	5,196	5,212	5,216	5,216	5,211	5,212
Physical occupancy percentage(8)	67.5%	64.5%	64.4%	65.1%	68.3%	67.8%	69.1%	70.2%
Same store rent and storage revenues per average physical occupied pallet	$71.33	$74.62	$73.69	$72.07	$70.88	$72.04	$71.59	$69.65

Same store services metrics:
Throughput pallets	8,684	8,706	8,576	8,560	9,039	8,977	8,790	8,785
Same store warehouse services revenues per throughput pallet	$38.53	$38.58	$37.99	$36.77	$37.41	$37.75	$36.60	$35.94

Total non-same store results(2):
Non-same store revenues	$16,439	$21,313	$21,818	$16,186	$15,711	$18,688	$21,067	$26,948
Non-same store cost of operations	$13,910	$21,504	$20,008	$12,250	$19,807	$20,392	$23,714	$30,214
Non-same store contribution NOI	$2,529	$(191)	$1,810	$3,936	$(4,096)	$(1,704)	$(2,647)	$(3,266)
(1)Total amounts in the table above and year to date calculations may not calculate exactly due to rounding.
(2)Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses after being considered idle or closed due to an intention to exit. These sites are recognized within Acquisition, cyber incident, and other, net.
(3)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(4)Calculated as same store warehouse services revenues less same store labor and other services costs.
(5)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(6)Calculated as same store services contribution (NOI) divided by same store services revenues.
(7)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(8)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, for the applicable period.

Financial Supplement	Fourth Quarter 2025
2026 Same-Store Historical Performance Trend - The following table reflects the actual results of our 2026 same store pool, in USD, for the respective periods. Beginning in 2026, third-party managed sites will be included under the warehouse segment.

	Three Months Ended				Year Ended
(Dollars in thousands)(1)	Q4 25	Q3 25	Q2 25	Q1 25	2025
Number of same store warehouses	215	215	215	215	215
Same store revenues:
Rent and storage	$243,705	$244,304	$241,342	$238,593	$967,944
Warehouse services	338,766	338,841	328,896	316,601	1,323,104
Total same store revenues	$582,471	$583,145	$570,238	$555,194	$2,291,048
Same store cost of operations(2):
Power	32,137	38,651	32,781	29,515	133,084
Other facilities costs	56,922	53,929	54,953	55,089	220,893
Labor	237,733	242,394	236,376	232,990	949,493
Other services costs	49,946	50,410	44,607	43,648	188,611
Total same store cost of operations	$376,738	$385,384	$368,717	$361,242	$1,492,081

Same store contribution (NOI)	$205,733	$197,761	$201,521	$193,952	$798,967
Same store rent and storage contribution (NOI)(3)	$154,646	$151,724	$153,608	$153,989	$613,967
Same store services contribution (NOI)(4)	$51,087	$46,037	$47,913	$39,963	$185,000

Same store margin	35.3%	33.9%	35.3%	34.9%	34.9%
Same store rent and storage margin(5)	63.5%	62.1%	63.6%	64.5%	63.4%
Same store services margin(6)	15.1%	13.6%	14.6%	12.6%	14.0%

Same store rent and storage metrics:
Economic occupancy
Average economic occupied pallets(7)	3,985	3,852	3,860	3,926	3,906
Economic occupancy percentage(7)	79.7%	76.9%	77.0%	78.0%	77.9%
Same store rent and storage revenues per average economic occupied pallet	$61.16	$63.42	$62.52	$60.77	$247.81

Physical occupancy
Average physical occupied pallets(8)	3,438	3,289	3,292	3,332	3,338
Average physical pallet positions(8)	5,002	5,009	5,016	5,031	5,015
Physical occupancy percentage(8)	68.7%	65.7%	65.6%	66.2%	66.6%
Same store rent and storage revenues per average physical occupied pallet	$70.89	$74.28	$73.31	$71.61	$289.98

Same store services metrics:
Throughput pallets	8,775	8,757	8,653	8,619	34,804
Same store warehouse services revenues per throughput pallet	$38.61	$38.69	$38.01	$36.73	$38.02

Total non-same store results(2):
Non-same store revenues	$27,685	$32,677	$32,413	$29,793	$122,568
Non-same store cost of operations	$24,078	$33,146	$31,020	$25,151	$113,395
Non-same store contribution NOI	$3,607	$(469)	$1,393	$4,642	$9,173
(1)Total amounts in the table above and year to date calculations may not calculate exactly due to rounding.
(2)Rent, storage, and warehouse services cost of operations do not include the financial results of warehouses after being considered idle or closed due to an intention to exit. These sites are recognized within Acquisition, cyber incident, and other, net.
(3)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(4)Calculated as same store warehouse services revenues less same store labor and other services costs.
(5)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(6)Calculated as same store services contribution (NOI) divided by same store services revenues.
(7)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(8)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Average physical pallet positions is defined as the average number of estimated pallet positions available for storage (also referred to as pallet capacity) within our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, for the applicable period.

Financial Supplement	Fourth Quarter 2025
Unconsolidated Joint Venture (Investments in Partially Owned Entities)
As of December 31, 2025, the Company owned a 49% equity share in the Dubai-based RSA joint venture. The debt of our unconsolidated joint venture is non-recourse to us, except for customary exceptions pertaining to such matters as intentional misuse of funds, environmental conditions and material misrepresentations.

RSA
Summary Balance Sheet - at the JV’s 100% share in AED			December 31, 2025	December 31, 2024
(In thousands)
Net book value of property, buildings, and equipment			183,275	106,668
Other assets			25,332	20,295
Total assets			208,607	126,963

Debt			156,299	80,915
Other liabilities			19,971	16,463
Equity			32,337	29,585
Total liabilities and equity			208,607	126,963

Americold’s ownership percentage			49%	49%

AED/USD end of period rate			0.2723	0.2723
Americold’s pro rata share of debt at AED/USD rate			$20,855	$10,796

	Three Months Ended		Years Ended
Summary Statement of Operations - at the JV’s 100% share in AED	Q4 25	Q4 24	Q4 25	Q4 24
(In thousands)
Revenues	10,202	7,582	33,370	19,656

Cost of operations	7,932	6,017	26,212	18,926
Depreciation & amortization	2,279	865	5,817	2,245
Total operating expenses	10,211	6,882	32,029	21,171
Operating (loss) income	(9)	700	1,341	(1,515)

Interest expense	(2,033)	(501)	(4,103)	(1,116)
Non-operating expenses	(2,033)	(501)	(4,103)	(1,116)
Net (loss) income	(2,042)	199	(2,762)	(2,631)

Americold’s ownership percentage	49%	49%	49%	49%

AED/USD average rate	0.2723	0.2723	0.2723	0.2723
Americold’s pro rata share of NOI in USD	$303	$209	$955	$98
Americold’s pro rata share of Net (loss) income in USD	$(272)	$27	$(369)	$(350)
Americold’s pro rata share of Core FFO in USD	$(28)	$124	$268	$(91)
Americold’s pro rata share of Adjusted FFO in USD	$(4)	$135	$342	$(66)

Financial Supplement	Fourth Quarter 2025
Reconciliations, Notes, and Definitions

Revenues and Contribution (NOI) by Segment
(In thousands)
	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Segment revenues:
Warehouse	$600,675	$606,465	$2,377,116	$2,416,743
Transportation	48,297	49,875	188,230	209,129
Third-party managed	9,481	10,095	36,500	40,669
Total revenues	658,453	666,435	2,601,846	2,666,541

Segment contribution:
Warehouse	206,878	201,427	799,451	801,713
Transportation	7,514	7,710	31,246	36,523
Third-party managed	2,462	2,053	8,689	8,491
Total segment contribution (NOI)	216,854	211,190	839,386	846,727

Reconciling items:
Depreciation and amortization expense	(99,895)	(89,711)	(367,362)	(360,817)
Selling, general, and administrative expense	(62,350)	(66,576)	(269,474)	(255,118)
Acquisition, cyber incident, and other, net	(26,201)	(33,144)	(103,893)	(77,169)
Impairment of long-lived assets	(41,796)	(30,173)	(47,099)	(33,126)
Net (loss) gain from sale of real estate	(55,941)	—	(44,324)	3,514
Interest expense	(39,483)	(34,458)	(147,776)	(135,323)
Loss on debt extinguishment and termination of derivative instruments	—	—	—	(116,082)
Loss from investments in partially owned entities	(373)	(682)	(2,112)	(3,702)
Other, net	327	47	6,921	27,919
Loss before income taxes	$(108,858)	$(43,507)	$(135,733)	$(103,177)
We view and manage our business through three primary business segments—warehouse, transportation, and third-party managed. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, case-picking, blast freezing, produce grading and bagging, ripening, kitting, protein boxing, repackaging, e-commerce fulfillment, and other recurring handling services.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation or dedicated services, we may charge a fixed fee. We also provide multi-modal global freight forwarding services to support our customers’ needs in certain markets.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to leading food manufacturers and retailers in their owned facilities. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services allows us to offer a complete and integrated suite of services across the cold chain.

Financial Supplement	Fourth Quarter 2025

Notes and Definitions
We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, NAREIT EBITDAre, Core EBITDA, Core EBITDA margin, net debt to pro-forma Core EBITDA, segment contribution (NOI) and margin, same store revenues and NOI, certain constant currency metrics, and maintenance capital expenditures.
We calculate NAREIT funds from operations, or NAREIT FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding gains or losses from sales of previously depreciated operating real estate and other assets, plus specified non-cash items, such as real estate asset depreciation and amortization, impairment charges on real estate related assets, and our share of reconciling items for partially owned entities. We believe that NAREIT FFO is helpful to investors as a supplemental performance measure because it excludes the effect of real estate related depreciation, amortization and gains or losses from sales of real estate or real estate related assets, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, NAREIT FFO can facilitate comparisons of operating performance between periods and among other equity REITs.
We calculate core funds from operations, or Core FFO, as NAREIT FFO adjusted for the effects of extraordinary items as defined under U.S. GAAP including Net loss (gain) on sale of non-real estate related assets; Acquisition, cyber incident, and other, net; Impairment of long-lived assets (excluding certain real estate assets); Loss on debt extinguishment and termination of derivative instruments; Foreign currency exchange loss (gain); Gain on legal settlement related to prior period operations; Project Orion and other software related deferred costs amortization; Our share of reconciling items related to partially owned entities; and Gain from sale of partially owned entity. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because NAREIT FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of NAREIT FFO and Core FFO measures of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of Amortization of deferred financing costs and pension withdrawal liability; Amortization of below/above market leases; Straight-line rent adjustment; Deferred income tax benefit; Stock-based compensation expense; Non-real estate depreciation and amortization; Maintenance capital expenditures; and Our share of reconciling items related to partially owned entities. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

NAREIT FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. NAREIT FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP Net loss and Net loss per common share - diluted (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. NAREIT FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our Condensed Consolidated Statements of Operations (Unaudited) and Condensed Consolidated Statements of Cash Flows (Unaudited) included in our quarterly and annual reports. NAREIT FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our Net loss or Net cash provided by operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our NAREIT FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. We reconcile NAREIT FFO, Core FFO and Adjusted FFO to Net loss, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate NAREIT EBITDA for Real Estate, or NAREIT EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, Net loss before Depreciation and amortization; Interest expense; Income tax benefit; Net loss (gain) from sale of real estate; and Adjustment to reflect share of EBITDAre of partially owned entities. NAREIT EBITDAre is a measure commonly used in our industry, and we present NAREIT EBITDAre to enhance investor understanding of our operating performance. We believe that NAREIT EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as NAREIT EBITDAre further adjusted for Acquisition, cyber incident, and other, net; Loss from investments in partially owned entities; Impairment of long-lived assets; Foreign currency exchange loss (gain); Stock-based compensation expense; Loss on debt extinguishment and termination of derivative instruments; Net loss on real estate related asset disposals; Net loss (gain) on sale of non-real estate related assets; Gain on legal settlement related to prior period operations; Project Orion and other software related deferred costs amortization; Reduction in EBITDAre from partially owned entities; and Gain from sale of partially owned entity. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in NAREIT EBITDAre but which we do not believe are indicative of our core business operations. We calculate Core EBITDA margin as Core EBITDA divided by Total revenues. NAREIT EBITDAre and Core EBITDA are not measurements of financial performance or liquidity under U.S. GAAP, and our NAREIT EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our NAREIT EBITDAre and Core EBITDA as alternatives to Net loss or Net cash provided by operating activities determined in accordance with U.S. GAAP. Our calculations of NAREIT EBITDAre and Core EBITDA have limitations as analytical tools, including:

•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

Financial Supplement	Fourth Quarter 2025

Net debt to proforma Core EBITDA is calculated using total debt outstanding less cash, cash equivalents, and restricted cash divided by pro-forma and/or Core EBITDA. If applicable, we calculate pro-forma Core EBITDA as Core EBITDA further adjusted for acquisitions and divestitures. The pro-forma adjustment for acquisitions reflects the Core EBITDA for the period of time prior to acquisition.
NOI is calculated as Net loss before Interest expense, Income tax (expense) benefit, Depreciation and amortization, and excluding corporate Selling, general, and administrative expense; Acquisition, cyber incident, and other, net; Impairment of long-lived assets; Net loss (gain) from sale of real estate and all components of non-operating other income and expense. Management believes that this is a helpful metric to measure period to period operating performance of the business.

We define our “same store” population once annually at the beginning of the current calendar year. Our population includes properties owned or leased for the entirety of two comparable periods with at least twelve consecutive months of normalized operations prior to January 1 of the current calendar year. We define “normalized operations” as properties that have been open for operation or lease, after development, expansion, or significant modification (e.g., rehabilitation subsequent to a natural disaster). Acquired properties are included in the “same store” population if owned by us as of the first business day of the prior calendar year (e.g. January 1, 2024) and are still owned by us as of the end of the current reporting period, unless the property is under development. The “same store” pool is also adjusted to remove properties that are being exited (e.g. non-renewal of warehouse lease or held for sale to third parties), were sold, or entered development subsequent to the beginning of the current calendar year. Changes in ownership structure (e.g., purchase of a previously leased warehouse) does not result in a facility being excluded from the same store population, as management believes that actively managing its real estate is normal course of operations. Additionally, management classifies new developments (both conventional and automated facilities) as a component of the same store pool once the facility is considered fully operational and both inbounding and outbounding product for at least twelve consecutive months prior to January 1 of the current calendar year.

We calculate “same store revenues” as revenues for the same store population. We calculate “same store contribution (NOI)” as revenues for the same store population less its cost of operations (excluding any Depreciation and amortization, Impairment of long-lived assets, Selling, general, and administrative, Acquisition, cyber incident, and other, net and Net loss (gain) from sale of real estate) and all components of non-operating other income and expense. In order to derive an appropriate measure of period-to-period operating performance, we also calculate our same store contribution (NOI) on a constant currency basis to remove the effects of foreign currency exchange rate movements by using the comparable prior period exchange rate to translate from local currency into U.S. dollars for both periods. We evaluate the performance of the warehouses we own or lease using a “same store” analysis, and we believe that same store contribution (NOI) is helpful to investors as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period to period and also on a constant currency basis, thereby eliminating the effects of changes in the composition of our warehouse portfolio and currency fluctuations on performance measures. Same store contribution (NOI) is not a measurement of financial performance under U.S. GAAP. In addition, other companies providing temperature-controlled warehouse storage and handling and other warehouse services may not define same store or calculate same store contribution (NOI) in a manner consistent with our definition or calculation. Same store contribution (NOI) should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP.

We define “maintenance capital expenditures” as capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. Maintenance capital expenditures do not include acquisition costs contemplated when underwriting the purchase of a building or costs which are incurred to bring a building up to Americold’s operating standards.
All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.